                                                                    EXHIBIT 99.4

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                       SYSTEM SOFTWARE ASSOCIATES, INC.



                             AMENDED AND RESTATED
                                NOTE AGREEMENT



                         Dated as of February 28, 1997


                         $26,000,000 Principal Amount
                             Senior Secured Notes
                             Due November 1, 1997





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                                                                  PPN 871839 B*6
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                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----

(S)1.  DESCRIPTION OF NOTES AND CLOSING DATE                                   1

1.1.   Description of Notes, Closing Date.                                     1

(S)2.  PREPAYMENT OF NOTES                                                     3

2.1.   Optional Prepayments                                                    3

2.2.   Mandatory Prepayments                                                   3

2.3.   Notice of Prepayments                                                   3

2.4.   Surrender of Notes on Prepayment or Exchange                            5

2.5.   Direct Payment and Deemed Date of Receipt                               5

2.6.   Allocation of Payments                                                  5

2.7.   Payments Due on Saturdays, Sundays and Holidays                         5

2.8.   Payments by the Company                                                 6

(S)3.  REPRESENTATIONS                                                         6

3.1.   Representations of the Company                                          6

3.2.   Representations of the Purchasers                                      13

(S)4.  CLOSING CONDITIONS                                                     13

4.1.   Representations and Warranties                                         13

4.2.   Legal Opinions                                                         13

4.3.   Events of Default                                                      13

4.5.   Note Documents                                                         13

4.6.   Payment of Fees and Expenses                                           14

4.7.   Amended and Restated Credit Agreement                                  14

4.8.   Proceedings and Documents                                              14

                                       i


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(S)5.  INTERPRETATION OF AGREEMENT                                            14

5.1.   Certain Terms Defined                                                  14

5.2.   Accounting Principles                                                  24

5.3.   Valuation Principles                                                   25

5.4.   Direct or Indirect Actions                                             25

5.5.   Other Interpretive Provisions                                          25

(S)6.  AFFIRMATIVE COVENANTS                                                  25

6.1.   Corporate Existence                                                    25

6.2.   Insurance                                                              26

6.3.   Taxes                                                                  26

6.4.   Maintenance of Properties                                              26

6.5.   Maintenance of Records                                                 26

6.6.   Financial Information and Reports                                      27

6.7.   Inspection of Properties and Records                                   29

6.8.   ERISA                                                                  30

6.9.   Compliance with Laws                                                   30

6.10.  Acquisition of Notes                                                   31

6.11.  Private Placement Number                                               31

6.12.  Proposed Change of Control                                             31

6.13.  Notices                                                                31

6.14.  Payment of Obligations                                                 32

6.16.  Further Assurances                                                     32

6.17.  Most Favored Lender Provision                                          33

(S)7.  NEGATIVE COVENANTS                                                     33

7.1.   Consolidated Net Worth                                                 33

7.2.   Cash Balances                                                          33

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7.3.   Capital Expenditures                                                   33

7.4.   Indebtedness                                                           33

7.5.   Liens                                                                  33

7.6.   Restricted Payments                                                    34

7.7.   Merger or Consolidation                                                35

7.8.   Sale of Assets                                                         35

7.9.   Disposition of Stock of Subsidiaries                                   36

7.10.  Investments                                                            36

7.11.  Asset Acquisitions                                                     37

7.12.  Deposit Accounts                                                       37

7.13.  ERISA                                                                  37

7.14.  Accounting Changes                                                     37

7.15.  Transactions with Affiliates                                           37

7.16.  Nature of Business                                                     37

7.17.  Capital                                                                37

7.18.  Contingent Obligations                                                 38

7.19.  Operating Lease Obligations                                            38

(S)8.  EVENTS OF DEFAULT AND REMEDIES THEREFOR                                38

8.1.   Nature of Events                                                       38

8.2.   Remedies on Default                                                    40

8.3.   Annulment of Acceleration of Notes                                     41

8.4.   Other Remedies                                                         41

8.5.   Conduct No Waiver; Collection Expenses                                 41

8.6.   Remedies Cumulative                                                    41

8.7.   Notice of Default                                                      42

(S)9.  AMENDMENTS, WAIVERS AND CONSENTS                                       42

                                      iii



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9.1.   Matters Subject to Modification                                        42

9.2.   Automatic Amendments                                                   42

9.3.   Solicitation of Noteholders.                                           43

9.4.   Binding Effect                                                         43

(S)10. FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT        43

10.1.  Form of Notes                                                          43

10.2.  Note Register                                                          43

10.3.  Issuance of New Notes upon Exchange or Transfer                        44

10.4.  Replacement of Notes                                                   44

(S)11. MISCELLANEOUS                                                          44

11.1.  Expenses                                                               44

11.2.  Notices                                                                45

11.3.  Reproduction of Documents                                              45

11.4.  Successors and Assigns                                                 46

11.5.  Law Governing                                                          46

11.6.  Headings                                                               46

11.7.  Counterparts                                                           46

11.8.  Reliance on and Survival of Provisions                                 46

11.9.  Integration and Severability                                           46

11.10. Indemnification                                                        46

11.11. No Third Parties Benefited                                             47



   SCHEDULE I
   ANNEX 3.1(d) - SUBSIDIARIES
   ANNEX 3.1(e) - FINANCIAL STATEMENTS
   ANNEX 3.1(g) - LITIGATION
   ANNEX 3.1(i) - ERISA
   ANNEX 3.1(l) - INTELLECTUAL PROPERTY
   ANNEX 3.1(v) - ENVIRONMENTAL COMPLIANCE
   ANNEX 3.1(x) - DEPOSIT ACCOUNTS

                                       iv
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   ANNEX 7.4 - INDEBTEDNESS
   ANNEX 7.5 - LIENS
   EXHIBIT A - FORM OF NOTE
   EXHIBIT B - FORM OF OPINION OF SACHNOFF & WEAVER

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                      AMENDED AND RESTATED NOTE AGREEMENT


                                                   Dated as of February 28, 1997


To Each of the Purchasers
 Named in Attached Schedule I

Ladies and Gentlemen:

     Reference is made to the Note Agreement dated as of August 15, 1993 (the "Note Agreement") by and among System Software Associates, Inc., a Delaware corporation (the "Company"), Principal Mutual Life Insurance Company, and Massachusetts Mutual Life Insurance Company pursuant to which $30,000,000 aggregate principal amount of the Company's Senior Notes were issued. The Note Agreement subsequently was amended by the First Amendment to Note Agreement dated as of October 31, 1994, the Waiver and Second Amendment to Note Agreement dated as of September 16, 1996 (the "September Waiver"), the Third Amendment to Note Agreement dated as of September 30, 1996, the Fourth Amendment to Note Agreement dated as of October 7, 1996, the Fifth Amendment to Note Agreement dated as of October 25, 1996 and the Waiver and Sixth Amendment to Note Agreement dated as of January 7, 1997 (the "January Waiver") (collectively, the "Amendments"). The Note Agreement as amended by the Amendments is hereinafter referred to as the "Outstanding Agreement" and the 6.23% Senior Notes due September 15, 1997 and the 6.69% Senior Notes due September 15, 1998, as amended and modified by the Amendments, are hereinafter referred to as the "Outstanding Notes." The Company and the Purchasers also entered into a Letter Agreement dated January 29, 1997 regarding the extension and amendment to the Note Agreement (the "Letter Agreement"). You are the holders of the Outstanding Notes in the aggregate principal amount set forth opposite your name in the attached Schedule I and are sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers". You, together with any assignee or transferee, are sometimes referred to herein individually as the "Noteholder" and collectively as the "Noteholders."

     The Company agrees with you as follows:

(S)1.  DESCRIPTION OF NOTES AND CLOSING DATE

     1.1 Description of Notes, Closing Date. You and other creditors of the Company have heretofore agreed to forbear and/or waive certain Defaults and Events of Default by the Company, including Defaults or Events of Default under the Outstanding Agreement. You and such other creditors have also previously amended the agreements evidencing the Company's Senior Indebtedness, including the Note Agreement and the Outstanding Notes. Such waivers, forbearances and amendments were initial steps in a broader amendment of the Company's outstanding Senior Indebtedness. To effectuate such broader amendment, the Company and the Noteholders wish to amend and restate the

Outstanding Agreement to be in the form of this Agreement (the "Agreement"), to amend the Outstanding Notes to be in substantially the form of Exhibit A (the "Notes"), to deliver certain guaranty and security documents and to enter into a collateral agency agreement (such guaranty and security documents and collateral agency agreement are more specifically defined as "Collateral Documents" in the Collateral Agency Agreement). Subject to the terms of the Letter Agreement, the Notes shall bear interest at the Base Rate from time to time in effect plus one percent (1%) per annum computed on the basis of a 365-day year, payable monthly on the fifteenth (15th) day of each month and at maturity and shall bear interest on any overdue principal (including any overdue principal or required prepayment) (to the extent legally enforceable) on any overdue Make-Whole Amount, and (to the extent legally enforceable) on any overdue installment of interest at the Base Rate from time to time in effect plus three percent (3%) per annum and shall be expressed to mature on November 1, 1997. The term "Notes" as used herein shall include the singular number as well as the plural.

     Anything herein to the contrary notwithstanding, the obligations of the Company to any Noteholder hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Noteholder would be contrary to the provisions of any law applicable to such Noteholder limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Noteholder, in lieu thereof, during any such period, the Company shall pay such Noteholder interest at the highest rate permitted by applicable law.

     All obligations of the Company under this Agreement, the Notes and all other Note Documents shall be secured in accordance with the Collateral Documents. All obligations of the Company under this Agreement, each of the Notes and all other Note Documents shall be unconditionally guaranteed by the Guarantors pursuant to the Guaranties.

     Subject to the terms and conditions hereof and on the basis of the representations and warranties contained herein and fulfillment of the conditions set forth herein, the parties agree that the Outstanding Agreement shall be amended and restated to be in the form of this Agreement, and the Outstanding Notes shall be amended and restated to be in the form of the Notes.

     This Agreement shall become effective following its execution and delivery by all of the signatories listed on the signature page hereto and upon satisfaction of all of the conditions set forth in Section 4 all of which shall take place no later than Noon, Eastern time on February 28, 1997 or such later date as you and the Company may mutually agree (the "Closing Date").

(S)2.  PREPAYMENT OF NOTES

     2.1. Optional Prepayments. (a) Upon notice as provided in Section 2.3, the Company may prepay the Notes, in whole or in part, at any time, in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof, or such lesser amount as shall constitute payment in full of the Notes. Each such prepayment shall be at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment plus the Make-Whole Amount.

     (b) Promptly following the day on which a Change of Control occurs, the Company, pursuant to the notices provided in Section 2.3(b) and (c), shall offer to prepay the entire principal amount of the Notes at a price of 100% of the principal amount thereof, plus interest accrued thereon to the date of prepayment, plus (i) 1.0% of the principal amount thereof if, after giving effect to such Change of Control (assuming no prepayment of the Notes), no Default or Event of Default would exist, or (ii) the greater of 1.0% of the principal amount or the Make-Whole Amount if, after giving effect to such Change of Control (assuming no prepayment of the Notes), a Default or Event of Default would exist.

     (c) Any optional prepayment of less than all of the Notes outstanding pursuant to Section 2.1(a) shall be applied in accordance with Section 2.6 to reduce the payments at maturity.

     2.2.  Mandatory Prepayments.

     (a) If, on any date after the Closing Date, the Company or any Subsidiary shall receive any Net Proceeds, the Company shall promptly notify the Collateral Agent and, as provided in Section 2.3, each Noteholder thereof, such notice to the Collateral Agent to include the amount of the Net Proceeds and the Company shall transfer to the Collateral Agent such Net Proceeds for distribution by the Collateral Agent in accordance with Section 4 of the Collateral Agency Agreement which upon receipt by the Purchasers shall be applied to pay accrued interest, principal and the Make-Whole-Amount, if any, on the Notes.

     (b) If, on any date after the Closing Date, the Company or any Subsidiary shall make payment on any Bank Debt other than regularly scheduled interest payments, the Company shall, upon notice as provided in Section 2.3, prepay the principal amount of the Notes in an amount equal to the amount so paid on the Bank Debt together with accrued interest thereon to the date of prepayment plus the Make-Whole Amount. If the Company or any Subsidiary incurs Indebtedness as set forth in Section 7.4(c) or raises equity capital as set forth in Section 7.17, the Company shall, upon notice as provided in Section 2.3, prepay all of the Notes together with accrued interest thereon to the date of prepayment plus the Make-Whole Amount which prepayment in full at the option of the Company may be transfered to the Collateral Agent for distribution in accordance with the Collateral Agency Agreement.

     (c) Any mandatory prepayment of less than all the Notes outstanding pursuant to Sections 2.2(a) or 2.2(b) shall be applied in accordance with
Section 2.6 to reduce the payments at maturity.

     2.3. Notice of Prepayments. (a) The Company shall give notice of any optional prepayment of the Notes pursuant to Section 2.1(a) to each Noteholder not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of the

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Noteholder's Notes to be prepaid on such date, (iii) the Determination Date for calculating the Make-Whole Amount, (iv) a calculation of the estimated amount of the Make-Whole Amount showing in detail the method of calculation and (v) the accrued interest applicable to the prepayment. Such notice shall not thereafter be revocable by the Company and notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date specified therein.

     (b) The Company shall give notice of any offer to prepay the Notes pursuant to Section 2.1(b) to each Noteholder immediately and in any event not later than the date of a Change of Control. Such notice shall be certified by an authorized officer of the Company and shall specify (i) the nature of the Change of Control and the date on which it is estimated to occur or did occur, (ii) whether there exists or will exist at the time of the Change of Control and after giving effect thereto any Default or Event of Default and calculations setting forth compliance with the covenants in Section 7, (iii) the date fixed for prepayment which, to the extent practicable, shall be not less than 30 or more than 45 calendar days after the date of such notice but in any event shall be not later than one Business Day following the date on which a proposed Change of Control is expected to occur, (iv) the Determination Date, (v) a calculation of the estimated amount of the Make-Whole Amount or the 1% premium, as appropriate, (vi) the accrued interest applicable to the prepayment and (vii) the date by which any Noteholder that wishes to accept such offer must deliver notice thereof to the Company which date shall not be later than 10 calendar days prior to the date fixed for prepayment. Not earlier than 7 calendar days prior to the date fixed for prepayment, the Company shall give notice to all Noteholders identifying each holder (and the principal amount of Notes held by each) who has given notice of acceptance of the Company's offer, and thereafter any Noteholder may change its response to the Company's offer by notice to such effect delivered to the Company not less than 3 calendar days prior to the date fixed for prepayment. The aggregate principal amount of Notes held by Noteholders who have accepted the Company's offer and not revoked such acceptance shall become due and payable on the prepayment date.

     (c) The Company shall give notice of any mandatory prepayment of the Notes, pursuant to Section 2.2, to each Noteholder not less than 10 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the aggregate principal amount of the Notes to be prepaid on such date, (iii) the principal amount of each Note held by such holder to be prepaid,
(iv) the Determination Date for calculating the Make-Whole Amount, (v) a calculation of the estimated Make-Whole Amount showing in detail the method of calculation, (vi) the accrued interest applicable to the prepayment, (vii) the amount of Net Proceeds, if applicable, received by the Company or such Subsidiary in respect thereof (and the amount and other type of consideration so received), and (viii) that all required consents under the Note Documents have been obtained. Such notice shall not thereafter be revocable by the Company and notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date specified therein.

     (d)  The Company shall give to each Noteholder to be prepaid pursuant to
Section 2.1(a) or (b) or Section 2.2(a) or (b), notice by telecopy, telegram, telex or other same-day written communication, confirmed by notice delivered by overnight courier as soon as practicable but in any event no less than 2 Business Days prior to the prepayment date, of the Make-Whole Amount, the Net

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Proceeds, if any, applicable to such prepayment and the details of the calculations used to determine the amount of such Make-Whole Amount and Net Proceeds.

     2.4. Surrender of Notes on Prepayment or Exchange. Subject to Section 2.5, upon any partial exchange of a Note pursuant to Section 10.3, such Note shall either, at the option of the Noteholder thereof, (i) be surrendered to the Company pursuant to Section 10.3 in exchange for a new Note or Notes equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company, at the Company's principal office, for notation thereon of the portion of the principal so prepaid or exchanged. Subject to
Section 2.5, upon any partial prepayment of a Note pursuant to this Section 2, such Note may, at the option of the Noteholder thereof, (i) be surrendered to the Company pursuant to Section 10.3 in exchange for a new Note or Notes equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company, at the Company's principal office, for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of such Note. No Note shall be issued in lieu of a Note the entire principal amount of which has been prepaid.

     2.5. Direct Payment and Deemed Date of Receipt. Notwithstanding any other provision contained in the Notes or this Agreement, the Company will pay all sums becoming due on each Note held by you or any subsequent Institutional Holder by wire transfer of immediately available funds to such account as you or such subsequent Institutional Holder have designated in Schedule I, or as you or such subsequent Institutional Holder may otherwise designate by notice to the Company, in each case without presentment and without notations being made thereon, except that any such Note so paid or prepaid in full shall be surrendered to the Company for cancellation. Any wire transfer shall identify such payment in the manner set forth in Schedule I and shall identify the payment as principal, Make-Whole Amount, if any, and/or interest. You and any subsequent Institutional Holder of a Note to which this Section 2.5 applies agree that, before selling or otherwise transferring any such Note, you or it will make a notation thereon of the aggregate amount of all payments of principal theretofore made and of the date to which interest has been paid and, upon written request of the Company, will provide a copy of such notations to the Company. Any payment made pursuant to this Section 2.5 shall be deemed received on the payment date only if received before 11:00 A.M., Chicago time. Payments received after 11:00 A.M., Chicago time, shall be deemed received on the next succeeding business day.

     2.6.  Allocation of Payments.  In the case of a prepayment pursuant to
Section 2.1(a), Section 2.2(a) or Section 2.2(b), if less than the entire principal amount of the Notes outstanding is to be paid, the Company will prorate the aggregate principal amount to be paid among the outstanding Notes in proportion to the unpaid principal amounts thereof.

     2.7. Payments Due on Saturdays, Sundays and Holidays. In any case where the date of any required prepayment of the Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any
Note is a day other than a Business Day, then such payment, prepayment or exchange need not be made on such date but may be made on the next succeeding Business Day, with interest payable to the actual date of payment.

     2.8. Payments by the Company. All payments or prepayments to be made by the Company shall be made without set-off, recoupment or counterclaim.

(S)3.  REPRESENTATIONS

     3.1. Representations of the Company. As an inducement to, and as part of the consideration for, your purchase of the Notes pursuant to this Agreement, the Company represents and warrants to you as follows:

     (a) Corporate Organization. The Company (i) is a solvent corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own and operate its assets and properties, to carry on its business as now conducted and as presently proposed to be conducted, (iii) to execute, deliver and perform its obligations under this Agreement, the Notes and the Note Documents, (iv) has all governmental licenses, authorizations, consents and approvals to own its assets, and (v) is in compliance with all Requirements of Law, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Binding Effect. This Agreement and each Note Document to which the Company, and its Subsidiaries, are parties constitute the legal, valid and binding obligations of the Company, and each of its Subsidiaries, to the extent that they are parties thereto, enforceable against the Company, and each of its Subsidiaries, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     (c) Qualification to Do Business. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not be reasonably expected to have a Material Adverse Effect.

     (d) Subsidiaries. The Company has no Subsidiaries, and has no equity investments in any other corporation or entity, except those listed in the attached Annex 3.1(d), which correctly sets forth the jurisdiction of incorporation and the percentage of the outstanding Voting Stock or equivalent interest of each Subsidiary which is owned, of record or beneficially, by the Company and/or one or more Subsidiaries. All Inactive Subsidiaries are designated as "Inactive" on Annex 3.1(d). Each Subsidiary which is organized under the laws of the United States of America or the laws of any State therein and which is not an Inactive Subsidiary has duly executed and delivered to the Collateral Agent a Guaranty. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except for jurisdictions, individually or in the aggregate, where the failure to be so licensed or qualified could not be reasonably expected to have a Material Adverse Effect. Each Subsidiary has full corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, and is in compliance with all Requirements of Law, except for instances, individually or in the aggregate, where the failure to have such power and authority could not be reasonably expected to have a Material Adverse Effect. The Company and each Subsidiary have good and marketable title to all of the shares they purport to own of the capital stock of each Subsidiary, free and clear in each case of any Lien, except as otherwise disclosed in the attached Annex 7.5, and all such shares have been duly issued and are fully paid and nonassessable.

     (e) Financial Statements. The consolidated audited balance sheets of the Company and its Subsidiaries as of October 31, 1996, 1995, 1994, 1993, 1992, and the related consolidated audited statements of income, changes in stockholders' equity and cash flows for the years then ended, accompanied by the report and unqualified opinion of Price Waterhouse as to 1993 - 1995 and KPMG Peat Marwick as to 1996, independent public accountants, copies of which have heretofore been delivered to you, were prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise noted therein, and except that the financial statements as of October 31, 1989, 1988, 1987, and 1986 have not been restated to take into account the effects of the American Institute of Certified Public Accountants Statement of Position No. 91-1, Software Recognition) and present fairly the consolidated financial position of the Company and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for the years then ended. The unaudited consolidated balance sheets of the Company and its Subsidiaries as of January 31, 1997, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flows for the three months ended January 31, 1997, copies of which have heretofore been delivered to you, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and present fairly the consolidated financial position of the Company and its Subsidiaries as of such date and the consolidated results of their operations and changes in their cash flows for the period then ended. Except as specifically disclosed in Annex 3.1(e), all of the audited and unaudited financial statements referenced herein show all material Indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the Closing Date, including liabilities for taxes, material commitments and contingent liabilities. Since October 31, 1996, there has been no Material Adverse Effect.

     (f) No Contingent Liabilities or Adverse Changes. Neither the Company nor any Subsidiary has any contingent liabilities which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole, other than as indicated in the most recent audited financial statements described in the foregoing paragraph (e) of this Section 3.1 (or the footnotes thereto). Except as set forth in the most recent unaudited financial statements referred to in the foregoing paragraph (e) of this Section 3.1 (or the footnotes thereto) or the September Waiver, the January Waiver and the Letter Agreement, there have been no changes in the condition, financial or otherwise, of the Company and its Subsidiaries except changes occurring in the ordinary course of business, none of which, individually or in the aggregate, have had a Material Adverse Effect.

     (g) Litigation. Except as specifically disclosed in Annex 3.1(g), there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

          (i) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby or thereby; or

          (ii) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

     No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any Note Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     (h)  Compliance with Law.  (i) Neither the Company nor any Subsidiary is:
(x) in default with respect to any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under any law, rule, regulation, ordinance or order relating to its or their respective businesses, the sanctions and penalties resulting from which defaults described in clauses
(x) and (y) might reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any Affiliate of the Company is an entity defined as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V, or is in violation of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property and no restriction or prohibition under any such statute, Order, rule or regulation has a Material Adverse Effect.

     (i) ERISA. Neither the Company nor any Subsidiary or ERISA Affiliate maintains, contributes to, or otherwise participates in a Plan which is a defined benefit plan, as defined in Section 3(35) of ERISA, or a Multiemployer Plan. Based upon Purchaser's representation in Section 3.2 hereof, neither the purchase of the Notes by you nor the consummation of any of the other transactions contemplated by this Agreement is or will constitute a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. Each Plan, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code.

     Except as specifically disclosed in Annex 3.1(i):

          (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (ii) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (iii) No ERISA Event has occurred or is reasonably expected to occur;
     (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     (j) Title to Properties. The Company and each Subsidiary have good, sufficient, marketable, and legal title to all of the property and assets reflected in the most recent audited consolidated balance sheet described in the foregoing paragraph (e) of this Section 3.1 or subsequently acquired by the Company or any Subsidiary (except as sold or otherwise disposed of in the ordinary course of business in accordance with the terms hereof), free from all Liens or defects in title except those permitted by Section 7.5.

     (k) Leases. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they are a lessee or are operating, except for leases the termination of which, individually or in the aggregate, will not have a Material Adverse Effect.

     (l) Franchises, Patents, Trademarks and Other Rights. The Company and its Subsidiaries have all franchises, permits, licenses and other authority necessary to carry on their businesses as now being conducted and are not in default thereunder, except for such franchises, permits, licenses or other authority and defaults which, individually and in the aggregate, do not and will not have a Material Adverse Effect. The Company and its Subsidiaries own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which might have, individually or in the aggregate, a Material Adverse Effect. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Annex 3.1(l), no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     (m) Authorization. This Agreement, the Note Documents and the Notes have been duly authorized on the part of the Company and its Subsidiaries (which are parties thereto) and the Agreement and the Note Documents do, and the Notes when issued will, constitute the legal, valid and binding obligations of the Company and its Subsidiaries (which are parties thereto), enforceable in accordance with their terms, except to the extent that enforcement of the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The issuance of the Notes and compliance by the Company and its Subsidiaries with all of the provisions of this Agreement, the Note Documents and of the Notes (i) are within the corporate powers of the Company and its Subsidiaries, (ii) have been duly authorized by proper corporate action, (iii) are legal and will not violate any provisions of any law or regulation or order of any court, governmental authority or agency, or contravene the terms of any of the Company's or its Subsidiaries' Organic Documents; and (iv) will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company or any Subsidiary under the provisions of, any charter document, by-law, loan agreement, order, injunction, writ or decree of any Governmental Authority or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property may be bound, or (v) violate any Requirement of Law. To the best of the Company's knowledge, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or its Subsidiaries of the Agreement or any Note Document other than filing of financing statements to perfect the Liens created thereby.

     (n) No Defaults. No Default or Event of Default has occurred and is continuing nor would result from the liabilities evidenced by the Notes or from the grant or perfection of the Liens of the Collateral Documents. Neither the Company nor any Subsidiary is in default under (i) any charter document, by-law or loan agreement to which it is a party or (ii) any other agreement to which it is a party or by which it or its property may be bound, except, in the case of this clause (ii) for defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (o) Governmental Consent. Neither the nature of the Company or any Subsidiary, their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstances in connection with the offer, issue, sale or delivery of the Notes is such as to require a consent, approval, exemption, or authorization of, or other action by, or notice to, withholding of objection on the part of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or any Subsidiary in connection with the execution, delivery, or performance by, or enforcement against, the Company of this Agreement or any Note Document, or the offer, issue, sale or delivery of the Notes or the Warrants.

     (p) Taxes. All income tax returns and all other material tax return and reports required to be filed by the Company or any Subsidiary in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges levied or imposed upon the Company or any Subsidiary, or upon any of their respective properties, income or assets, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or contested in good faith by appropriate proceedings, the collection thereof has been stayed by the applicable governmental authority during the period of the contest and with respect to which adequate reserves have been established in accordance with GAAP, except for such filings and nonpayments which, individually and in the aggregate, do not and will not have a Material Adverse Effect. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate provision has not been made on its books. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. The statute of limitations with respect to Federal income tax liability of the Company and its Subsidiaries has expired for all taxable years up to and including the taxable year ended October 31, 1993 (except with respect to utilization of tax loss carryforwards) and no material controversy in respect of additional taxes due since such date is pending or, to the Company's knowledge, threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for the current fiscal period.

     (q) Status under Certain Statutes. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof, as such terms are defined in the Investment Company Act of 1940, as amended.

     (r) Private Offering. Neither the Company nor Alex. Brown & Sons Incorporated (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Outstanding Notes or any similar security of the Company) has offered any of the Outstanding Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than institutional investors, each of whom was offered all or a portion of the Notes at private sale for investment. Neither the Company nor anyone acting on its authorization will offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

     (s) Effect of Other Instruments. Neither the Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

     (t) Condition of Property. All of the Facilities of the Company and its Subsidiaries are in sound operating condition and repair except for Facilities being repaired in the ordinary course of business or Facilities which individually or in the aggregate are not material to the Company and its Subsidiaries, taken as a whole.

     (u) Books and Records. The Company and each of its Subsidiaries (i) maintain books, records and accounts in reasonable detail which accurately and fairly reflect their respective transactions and business affairs, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with GAAP.

     (v) Environmental Compliance. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Annex 3.1(v), the operations of the Company and each Subsidiary (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws; the Company and each Subsidiary have obtained all permits under Environmental Laws necessary to their respective operations, and all such permits are in full force and effect, and the Company and each Subsidiary are in compliance with all material terms and conditions of such permits, except, in each of the foregoing cases, for permits the lack or loss of which, or the failure to comply with which, could not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any Subsidiary has any liability (contingent or otherwise) in connection with any Release of any Hazardous Materials by the Company or any of its Subsidiaries or the existence of any Hazardous Material on, under or about any Facility that could give rise to an Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

     (w) No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any contractual obligation, or subject to any restriction in any Organic Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     (x) Deposit Accounts, Etc. As of the Closing Date, Annex 3.1(x) sets forth a complete list of all deposit accounts, bank accounts, brokerage accounts and other investment accounts for the account of the Company and its Subsidiaries (whether held in the name of the Company or through its designees) in the United States.

     (y) Collateral Documents. (i) The provisions of each of the Collateral Documents are effective to create in favor of the Collateral Agent, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company and its Subsidiaries in the collateral described therein and (ii) all representations and warranties of the Company and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct in all material respects.

     (z) Solvency. As of the Closing Date and as of any date prior to the Closing Date on which the Company or any Guarantor granted any Lien or otherwise delivered any Collateral to the Collateral Agent, each of the Company and each such Guarantor is and was Solvent.

     (aa) Full Disclosure. Neither the Confidential Private Placement Memorandum dated June 1993 (including the attachments and enclosures), the financial statements referred to in paragraph (e) of this Section 3.1, this Agreement, the Note Documents, nor any representation or warranty or other statement or document (including the offering and disclosure materials delivered by or on behalf of the Company to the Noteholders prior to the Closing Date) furnished by the Company or any Subsidiary to you in connection with the Note Documents and of the issuance of the Notes, taken together, as of the date made or given, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact (exclusive of general economic, political or social conditions or trends) particular to the Company or any Subsidiary and known by the Company or any Subsidiary which the Company has not disclosed to you in writing and which has or, so far as the Company can now foresee, will have, a Material Adverse Effect.

     (bb) The representations and warranties of the Company and its Subsidiaries contained in the Loan Documents are true and correct.

     3.2. Representations of the Purchasers. You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for your own account and not with a view to any distribution thereof; provided that the disposition of your property shall at all times be and remain within your control, subject, however, to compliance with Federal securities laws. You acknowledge that the Notes have not been registered under the Securities Act and you understand that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under the Securities Act.

     You further represent that no part of the funds used by you to purchase the Notes constituted assets allocated to any separate account. As used herein, the term "separate account" has the meaning assigned to it in ERISA.

(S)4.  CLOSING CONDITIONS

     Your obligations under this Agreement shall be subject to the performance by the Company of its agreements hereunder, which are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before the Closing Date:

     4.1. Representations and Warranties. The representations and warranties of the Company, and each of its Subsidiaries, contained in this Agreement, the Note Documents or otherwise made in writing in connection herewith shall be true and correct on or as of the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer or the chief accounting officer of the Company.

     4.2. Legal Opinions. You shall have received from Sachnoff & Weaver, Ltd., counsel for the Company as to certain legal matters, their opinion, dated such Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in the attached Exhibit B.

     4.3. Events of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the president, the chief financial officer or the chief accounting officer of the Company.

     4.4. Warrants. Execution and delivery of the Warrants and the related Registration Rights Agreement in form and substance satisfactory to you and your special counsel.

     4.5. Note Documents. Execution and delivery of Note Documents by all parties thereto.

     4.6. Payment of Fees and Expenses. The Company shall have paid all reasonable accrued and unpaid fees, expenses, costs and charges, including the reasonable fees and expenses of Gardner, Carton & Douglas, your special counsel, incurred by you through the Closing Date and incident to the proceedings in connection with, and transactions contemplated by, this Agreement and the Notes.

     4.7. Amended and Restated Credit Agreement. Evidence satisfactory to you and your counsel of the simultaneous execution and delivery of the Credit Agreement on terms satisfactory to you.

     4.8. Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement and the Note Documents (including the Warrants), and all documents necessary to the consummation of such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request, including, but not limited to executed copies of each of the Collateral Documents and the Loan Documents.

(S)5.  INTERPRETATION OF AGREEMENT

     5.1. Certain Terms Defined. The terms hereinafter set forth when used in this Agreement shall have the following meanings:

     Agent - has the meaning specified in the Collateral Agency Agreement.

     Affiliate - Any Person (other than a Subsidiary) (i) who is a director or executive officer of the Company or any Subsidiary, (ii) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (iii) which beneficially owns or holds securities representing 5% or more of the combined voting power of the Voting Stock of the Company or any Subsidiary or (iv) securities representing 5% or more of the combined voting power of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control such Person.

     Agreement - As defined in Section 1.1 herein.

     Attorney Costs - All fees and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all disbursements of internal counsel.

     Bank Debt - means the obligations of the Company and its Subsidiaries in favor of the Banks pursuant to the Credit Agreement and the Loan Documents (as defined in the Collateral Agency Agreement).

     Banks - has the meaning specified in the Collateral Agency Agreement.

     Base Rate - For any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.). Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

     Bankruptcy Code - means Title 11 of the United States Code.

     BofA - means Bank of America National Trust and Savings Association, a national banking association, and its successors and assigns.

     Business Day - Any day, other than Saturday, Sunday or a legal holiday or any other day on which banking institutions in the United States of America generally are authorized by law to close.

     Capital Expenditures - For any period, the capital expenditures (which shall include all capitalized software expenditures) of the Company and its Subsidiaries for such period, as the same are (or would in accordance with GAAP be) set forth in the consolidated statement of cash flows of the Company and its Subsidiaries for such period.

     Capital Lease - Any lease the obligation for Rentals with respect to which, in accordance with GAAP, would be required to be capitalized on a balance sheet of the lessee or for which the amount of the asset and liability thereunder, as if so capitalized, would be required to be disclosed in a note to such balance sheet.

     Change of Control - shall be deemed to have occurred at such time after the date hereof as (i) the acquisition, through purchase or otherwise (including the agreement to act in concert), by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) who is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of the Company representing more than 25% of the fully diluted Voting Stock of the Company, (ii) the entering into by the Company of an agreement providing for or contemplating an acquisition described in clause (i),
(iii) individuals constituting a majority of the board of directors of the Company are elected directors other than by stockholders of the Company acting upon the recommendation of the board of directors, or (iv) individuals who as of the date hereof constitute the Company's Board of Directors (together with any new director whose election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), for any reason, cease to constitute a majority of the directors at any time then in office.

     Closing Date - As defined in Section 1.1 herein.

     Code - The Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

     Collateral - has the meaning specified in the Collateral Agency Agreement.

     Collateral Agency Agreement - shall mean that certain Collateral Agency Agreement, dated as of January 15, 1997, by and among the Company, its various subsidiaries, and Bank of America National Trust & Savings Association, as the same may from time to time be amended, modified or supplemented.

     Collateral Agent - is defined in the Collateral Agency Agreement.

     Collateral Documents - has the meaning specified in the Collateral Agency Agreement.

     Compliance Certificate - is defined in the Credit Agreement.

     Consolidated Net Income - means, for any period, the consolidated net income (or deficit) of the Company and its Subsidiaries after deducting, without duplication, all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP and after deducting portions of income properly attributable to outstanding minority interests, if any, in Subsidiaries; provided, however, that there shall be excluded (i) any income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or merges into or consolidates with the Company or a Subsidiary, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has any ownership interest (except that any such income actually received by the Company or such Subsidiary in the form of cash dividends or similar distributions shall be included without limitation), (iii) any gains or losses, or other income, properly classified as extraordinary in accordance with GAAP, (iv) any gains or losses, or other income, characterized as non-recurring in the financial statements delivered pursuant to Section 6, (v) any gain resulting from the sale of fixed or capital assets other than in the ordinary course of business; (vi) any portion of the net income of a Subsidiary which for any reason cannot be distributed as a cash dividend; and (vii) any gains resulting from the reappraisal, revaluation or write-up of assets.

     Consolidated Net Worth - The sum of consolidated stockholders' equity of the Company and its Subsidiaries determined in accordance with GAAP.

     Contingent Obligation - means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

     Credit Agreement - means that certain Amended and Restated Secured Credit Agreement dated as of February 28, 1997 among the Company, Bank of America National Trust & Savings Association, Bank of America Illinois, and certain financial institutions that are parties thereto, as the same may be amended, modified, amended, supplemented from time to time in accordance therewith and herewith.

     Default - Any event which, with the lapse of time or the giving of notice, or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

     Determination Date - The day 3 Business Days before the date fixed for a prepayment pursuant to Section 2.3(a), (b) or (c) or the date of declaration pursuant to Section 8.2 herein.

     Dollar Equivalent - has the meaning specified in the Credit Agreement.

     Environmental Claim - Any claim, demand, abatement order, notice of violation, or other order by any Governmental Authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits, Environmental Law, licenses or authorizations of or from any Governmental Authority, agency or court relating to environmental matters connected with the Facilities.

     Environmental Laws - All federal, state or local laws, statutes, common law duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authorities, relating to environmental matters, including, without limitation, those relating to (i) fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Company or any of its Subsidiaries or any or their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), and (ii) environmental protection, including, without limitation, the National Environmental Policy Act (42 U.S.C. (S) 4321 et seq.), and comparable state laws, each as amended or supplemented, and any similar or analogous local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

     ERISA - The Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder, and any successor statute.

     ERISA Affiliate - Any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     ERISA Event - means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

     Event of Default - As defined in Section 8.1 herein.

     Exchange Act - The Securities Exchange Act of 1934, as amended from time to time, and regulations promulgated thereunder.

     Facilities - Any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, or heretofore, owned, leased, operated or used (under permit or otherwise) by the Company or any of its Subsidiaries or any of their respective predecessors.

     Federal Funds Rate - For any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption

"Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     GAAP - means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

     Governmental Authority - means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     Guarantor - Any Person who executes and delivers to the Collateral Agent a Guaranty.

     Guaranty - has the meaning specified in the Collateral Agency Agreement.

     Guaranty Obligation - has the meaning specified in the definition of "Contingent Obligation."

     Hazardous Materials - (i) Any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "hazardous waste," or "toxic substances" or words of similar import under any applicable Environmental Laws; (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants that (a) pose a hazard to any property of Company or any of its Subsidiaries or to Persons on or about such property or (b) cause such property to be in violation of any Environmental Laws; (iii) friable asbestos, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

     Inactive Subsidiaries - means those Subsidiaries of the Company which do not own or lease any assets in excess of $10,000 or conduct any business.

     Indebtedness - For any Person, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases; (g) all Swap Contracts; (h) obligations of any general partnership or joint venture in which such person is a general partner or a party; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The amount of any Indebtedness arising under clause (g) above shall be deemed to equal 10% of the notional amount of all Swap Contracts.

     Indemnified Liabilities - has the meaning specified in Section 11.10 herein.

     Indemnified Person - has the meaning specified in Section 11.10 herein.

     Independent Auditor - has the meaning specified in Section 6.6(b) herein.

     Insolvency Proceeding - has the meaning specified in the Collateral Agency Agreement.

     Institutional Holder - Any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution, including, without limiting the foregoing, any "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a Noteholder of any Note.

     Investment - Any investment, directly or indirectly, in any Person, whether by means of share purchase (from such Person or a shareholder of such Person), capital contribution, loan, advance, extension of credit or other similar means; provided, however, that "Investments" shall not mean or include investments in property to be used or consumed in the ordinary course of business.

     IRS - means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

     Letter of Credit - has the meaning specified in the Credit Agreement.

     Lien - has the meaning specified in the Collateral Agency Agreement.

     Loan Documents - has the meaning specified in the Collateral Agency Agreement.

     Make-Whole Amount - As of any Determination Date, to the extent that the Reinvestment Yield on such Determination Date is lower than 6.69%, the excess of
(a) the present value of the principal and interest payments to be foregone by any prepayment (exclusive of accrued interest on such Notes through the date of prepayment) on such Notes to be prepaid (taking into account the manner of application of such prepayment required by Section 2.1(c) or 2.2(c), determined by discounting (semi-annually on the basis of a 360-day year composed of twelve 30-day months), such payments at a rate that is equal to the Reinvestment Yield over (b) the aggregate principal amount of such Notes then to be paid or prepaid. To the extent that the Reinvestment Yield on any Determination Date is equal to or higher than the 6.69%, Make-Whole Amount is zero. Notwithstanding the foregoing, the Company and the Purchasers acknowledge that in accordance with the Letter Agreement, the Company shall be entitled to reduce (but not below zero) its aggregate cumulative obligation for Make-Whole Amounts by $70,000 representing the amount to the equalization payment previously paid by the Company pro rata to the Purchasers pursuant to the Letter Agreement.

     Material Adverse Effect - (i) A material adverse change in, or a material adverse effect upon, the current or future business, properties, assets, results of operations or condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis, (ii) the impairment of the ability of any Obligor to perform its obligations under this Agreement, the Notes or any Note Document and to avoid any Event of Default, (iii) the impairment of the ability of the Noteholders to enforce such obligations; or (iv) a material adverse effect upon the perfection or priority of any Lien granted under any of the Collateral Documents.

     Multiemployer Plan - A "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is, or ever has, contributed or to which the Company or any ERISA Affiliate has, or ever has had, an obligation to contribute.

     Net Proceeds - has the meaning specified in the Collateral Agency
Agreement.

     Note Documents - has the meaning specified in the Collateral Agency Agreement and shall also include the Warrants, the Registration Rights Agreement and the Letter Agreement.

     Noteholders - has the meaning specified in the Collateral Agency Agreement.

     Notes - As defined in Section 1.1 herein.

     Obligor - has the meaning specified in the Collateral Agency Agreement.

     Organic Documents - has the meaning specified in the Collateral Agency Agreement.

     PBGC - means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

     Permitted Liens - has the meaning specified in Section 7.5 herein.

     Person - Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     Plan - Any employee pension benefit plan, as defined in Section 3(2) of ERISA that is not described in Section 4(b) of ERISA and that has been established by or contributed to or is maintained by the Company or any Subsidiary.

     Pledge Agreement (Stock and Intercompany Notes) - has the meaning specified in the Collateral Agency Agreement.

     Reinvestment Yield - The sum of (i) 0.50% plus (ii) the yield as set forth on page "USD" of the Bloomberg Financial Markets Service (or other on-the-run service acceptable to the Noteholders of not less than a majority in principal amount of the outstanding Notes) at 10:00 A.M. (Chicago time) on the Determination Date for actively traded U.S. Treasury securities having a maturity equal to the Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of prepayment or payment, rounded to the nearest month, or if such yields shall not be reported as of such time or the yields reported as of such time are not ascertainable in accordance with the preceding clause, then the arithmetic mean of the yields published in the statistical release designated H.15(519) of the Board of Governors of the Federal Reserve System under the caption "U.S. Government Securities--Treasury Constant Maturities" (the "statistical release") for the maturity corresponding to the remaining Weighted Average Life to Maturity of the Notes then being prepaid or paid as of the date of such prepayment or payment rounded to the nearest month. For purposes of calculating the Reinvestment Yield, the most recent weekly statistical release published prior to the applicable Determination Date shall be used. If no maturity exactly corresponding to such rounded Weighted Average Life to Maturity shall appear therein, yields for the two most closely corresponding published maturities (one of which occurs prior and the other subsequent to the Weighted Average Life to Maturity) shall be calculated pursuant to the foregoing sentence and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis (rounding in each of such relevant periods, to the nearest month).

     Release - Any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

     Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property (whether capital or operating), but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

     Reportable Event - means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     Requirement of Law - has the meaning specified in the Collateral Agency Agreement.

     Responsible Officer - means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

     Restricted Investment - Any of the following Investments by the Company or a Subsidiary:

               (i) Investments in property to be used or consumed in the ordinary course of business;

               (ii) Investments in U.S. Treasury obligations maturing within one year from date of acquisition;

               (iii) Investments in certificates of deposit rated not less than A by Standard & Poor's Corporation or the equivalent by Moody's Investors Service, Inc. of banks having capital surplus of at least $250 million and maturing within one year from date of acquisition; and

               (iv) Investments in commercial paper rated not less than A1 by Standard & Poor's Corporation or P1 by Moody's Investors Service, Inc. and maturing within 270 days from the date of creation.

     SEC - means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     Securities Act - The Securities Act of 1933, as amended, and as it may be further amended from time to time.

     Senior Indebtedness - Any Indebtedness of the Company and its Subsidiaries other than Subordinated Indebtedness.

     Solvent - means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

     Subordinated Indebtedness - Any Indebtedness of the Company which by its terms is expressly subordinate in right of payment to the payment of the Notes.

     Subsidiary - of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which 50% or more of the Voting Stock or other equity interests, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

     Surety Instruments - has the meaning specified in the Credit Agreement.

     Swap Contract - has the meaning specified in the Credit Agreement.

     Unfunded Pension Liability - means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     Voting Stock - Capital stock of any class of a corporation having power to vote for the election of members of the board of directors of such corporation, or persons performing similar functions.

     Warrants - Means the Warrants issued by the Company to a Noteholder.

     Weighted Average Life to Maturity - As applied to any payment or prepayment of principal of the Notes, at any date, the number of years obtained by dividing
(a) the principal amount of the Notes to be paid or prepaid into (b) the sum of the products obtained by multiplying (i) the amount of the then remaining payment at final maturity, forgone by virtue of such payment or prepayment, by
(ii) the number of years (calculated to the nearest 1/12th) which would have elapsed between September 15, 1998 and the date of the making of such required payment or prepayment of principal.

     Wholly-Owned Subsidiary - has the meaning specified in the Collateral Agency Agreement.

     Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. Terms that are referred to herein as defined in the Collateral Agency Agreement or the Credit Agreement shall have those meanings specified in the Collateral Agency Agreement or the Credit Agreement, as the case may be.

     5.2. Accounting Principles. (a) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with (and references elsewhere in this Agreement to GAAP shall mean) GAAP.

     (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

     5.3. Valuation Principles. Except where indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with GAAP, should have been recorded in the books of account of such Person, as reduced by any reserves which have been or, in accordance with GAAP, should have been set aside with respect thereto, but in every case (whether or not permitted in accordance with GAAP) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Income or to a reserve which was a charge to Consolidated Net Income) relating thereto which was made after the date of this Agreement.

     5.4. Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     5.5.  Other Interpretive Provisions.

     (a) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Note Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (b) This Agreement and the other Note Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

     (c) This Agreement and the other Note Documents are the result of negotiations among and have been reviewed by counsel to the Company and the other parties, and are the products of all parties.

(S)6.  AFFIRMATIVE COVENANTS

     The Company agrees that for so long as any amount remains unpaid on any
Note:

     6.1.  Corporate Existence.

     (a) The Company shall maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and good standing under the laws of its state or jurisdiction of incorporation and right to carry on its business and use, and shall and shall cause each Subsidiary to use, its best efforts to maintain, preserve, renew and extend all of its rights, powers, privileges and franchises necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 7.7 or Section 7.8.

     (b) The Company shall, and shall cause each Subsidiary to, use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

     (c) The Company shall, and shall cause each Subsidiary to, preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.2. Insurance. In addition to the insurance requirements set forth in any Collateral Document, the Company shall, and shall cause each Subsidiary to, maintain insurance coverage with respect to its properties and business against loss or damage, with financially sound and reputable insurers with such deductibles and against such risks as are required by law or sound business practice and are customary for Persons engaged in the same or similar businesses and owning and operating similar properties as the Company and its Subsidiaries in such forms and amounts as are customarily carried under similar circumstances by such other Persons.

     6.3. Taxes. The Company shall pay and discharge when due, and will cause each Subsidiary to pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (but only to the extent required to do so by the applicable lease), other than taxes which individually and in the aggregate are not material in amount or the non-payment of which would not have a Material Adverse Effect, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with GAAP.

     6.4. Maintenance of Properties. The Company shall maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions, except as permitted by Section 7.8. The Company and each Subsidiary shall use no less than the standard of care typical in the industry in the operation and maintenance of its Facilities.

     6.5. Maintenance of Records. The Company shall keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants), and the Company will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

     6.6. Financial Information and Reports. The Company shall furnish to the Securities Valuation Office of the National Association of Insurance Commissioners, 195 Broadway, New York, New York 10007, a copy of the financial statements referred to in Section 6.6(b) as soon as they are available. The Company shall furnish to you and to any other Institutional Holder (in duplicate if you or such other holder so request) the following:

     (a) As soon as available and in any event within 45 days after the end of each of the quarterly accounting periods of each fiscal year of the Company commencing with the Company's fiscal quarter ending January 31, 1997, the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such period and consolidated and consolidating statements of income of the Company and its Subsidiaries for the periods beginning on the first day of such quarterly accounting period and ending on the last day of such quarter, and consolidated and consolidating statements of cash flows beginning on the first day of such fiscal year and ending in each case on the date of such balance sheet, setting forth in comparative form (x) the corresponding consolidated and consolidating statements of income and shareholders' equity for the corresponding periods of the preceding fiscal year,
(y) the corresponding consolidated and consolidating statements of cash flows for the corresponding year to date period of the preceding fiscal year and (z) consolidated and consolidating balance sheets as of the end of the preceding fiscal year, all in reasonable detail prepared in accordance with GAAP consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto) and certified by the chief financial officer or chief accounting officer of the Company (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements presents fairly the financial position of the Company and its Subsidiaries and the results of operations for the period, subject to customary year-end audit adjustments;

     (b) As soon as available and in any event within 90 days after the last day of each fiscal year, commencing with the Company's fiscal year ending October 31, 1997, a copy of the audited consolidated and unaudited consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income or operations, changes in stockholders' equity, cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto) and accompanied in the case of the consolidated financial statements by a report unqualified as to scope of audit and unqualified as to going concern as to the consolidated balance sheet and the related consolidated statements of income, changes in stockholders' equity and cash flows of KPMG Peat Marwick or any other firm of independent public accountants of recognized national standing ("Independent Auditor") selected by the Company to the effect that such consolidated financial statements have been prepared in conformity with GAAP applied on a basis consistent with prior years and present fairly, in all material respects, the financial position of the Company and its Subsidiaries and that the examination of such financial statements by such accounting firm has been made in accordance with generally accepted auditing standards. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Noteholders pursuant to a reliance agreement between the Noteholders and such Independent Auditor in form and substance satisfactory to the Noteholders;

     (c) Together with the financial statements delivered pursuant to paragraphs (a) and (b) of this Section 6.6, (i) a management's discussion and analysis of the financial condition and results of operations for the periods reported upon by such financial statements, which discussion and analysis shall satisfy the requirements of Item 303 of Securities and Exchange Commission Regulation S-K, (ii) a certificate of the chief financial officer or chief accounting officer, (x) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, during the periods covered by such financial reports and as of the end of such periods, the Company is not, or was not, in default in the fulfillment of any of the terms, covenants, provisions and conditions of this Agreement and that no Default or Event of Default is occurring or has occurred as of the date of such certificate, during such periods and as of the end of such periods, or if the signer is aware of any Default or Event of Default, such officer shall disclose in such statement the nature thereof, its period of existence and what action, if any, the Company has taken or proposes to take with respect thereto, and (y) stating whether the Company is in compliance with Sections 7.1 through 7.3 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 7.1 through 7.3 during the periods covered by the financial reports then being furnished and as of the end of such periods; and (iii) a detailed listing of all intercompany loans then outstanding between the Company and its Subsidiaries;

     (d)  Together with the financial reports delivered pursuant to paragraph
(b) of this Section 6.6, a certificate of the Independent Auditor stating that in making the examination necessary for expressing an opinion on such financial statements, no knowledge was obtained that there is in existence or has occurred any Default or Event of Default hereunder (the occurrence of which is ascertainable by accountants in the course of normal audit procedures) or, if such accountants shall have obtained knowledge of any such Default or Event of Default, describing the nature thereof and the length of time it has existed;

     (e) Promptly after the Company obtains knowledge thereof, notice of any litigation or any governmental proceeding threatened in writing or pending against the Company or any Subsidiary in which liability might reasonably be expected to exceed $250,000 or which might reasonably be expected to otherwise have a Material Adverse Effect;

     (f) Promptly, but in any event within 10 days of the filing thereof with the SEC, copies of each financial statement, notice, report and proxy statement which the Company sends to its stockholders; copies of all financial statements and each registration statement and regular, special or periodic report (including but not limited to Forms 8-K, 10-K, 10-Q, S-1 and S-3), that the Company or any Subsidiary may make to, or file with, the SEC, and any other similar or successor agency of the Federal government administering the Securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended; without duplication, copies of each report (other than reports relating solely to the issuance of, or transactions by others involving, its securities) relating to the Company or its securities which the Company may file with any securities exchange on which any of the Company's securities may be registered; copies of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries; and, except at such times as the Company is a reporting company under Section 13 or 15(d) of the Exchange Act or has complied with the requirements for the exemption from registration under the Exchange Act set forth in Rule 12g-3-2(b), such financial or other information as any prospective purchaser of the Notes may reasonably determine is required to permit such Noteholder to comply with the requirements of Rule 144A under the Securities Act in connection with the resale by it of the Notes;

     (g) As soon as available, a copy of each other report submitted to the Company or any Subsidiary by independent accountants retained by the Company or any Subsidiary in connection with any interim or special audit made by them of the books of the Company or any Subsidiary;

     (h) Promptly following any change in the composition of the Company's Subsidiaries from that set forth in Annex 3.1(d), as theretofore updated pursuant to this paragraph, an updated list setting forth the information specified in Annex 3.1(d);

     (i) As soon as available, but in any event within ninety (90) days after the beginning of each fiscal year of the Company, a copy of the business and financial plan (including a projected closing consolidated balance sheet, income statement and funds flow statements) of the Company for each quarter of such fiscal year;

     (j) By the close of business on Tuesday of each calendar week of each fiscal quarter (or, in the case of any fiscal quarter which ends on a day other than Friday, Saturday or Sunday, by the close of business on the second Business Day after the end of such fiscal quarter), a report, in the format provided to the Banks at the September 11, 1996 meeting between the Company and the Banks, showing as of the end of the immediately preceding calendar week (or portion thereof occurring during such fiscal quarter), total cash receipts and total cash disbursements of the Company and its Subsidiaries on a consolidated basis for the portion of such calendar week which falls within such fiscal quarter.

     (k) As soon as available, a copy of each final management letter submitted to the Company or any Subsidiary by independent accountants;

     (l) Promptly such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries; and

     (m) The Company shall simultaneously furnish to the Noteholders any documents delivered to the Banks or the Agent.

     6.7. Inspection of Properties and Records. The Company shall allow, and shall cause each Subsidiary to allow, any representative of you or any other Institutional Holder, so long as you or such other Institutional Holder holds any Note, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and its independent public accountants all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists any representative of you or any other Institutional Holder may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. The Company shall have the right to schedule any meetings with its accountants, provided that you or any other Institutional Holder shall have the right to exclude all Company representatives from such meetings.

     6.8.  ERISA.

     (a)  The Company shall and shall cause each of its ERISA Affiliates to:

          (i) have all assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under each Plan of the Company or any ERISA Affiliate, and each such Plan, whether now existing or adopted after the date hereof, comply in all material respects with ERISA, the Code and any other federal or state law;

          (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and

          (iii) make all required contributions to any Plan subject to Section 412 of the Code.

     (b) The Company shall not at any time permit any Plan established, maintained or contributed to by it or any Subsidiary in the United States or ERISA Affiliate to:

          (i) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

          (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

          (iii) be terminated under circumstances which are likely to result in the imposition of a lien on the property of the Company or any such Subsidiary pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of the Company;


if the event or condition described in clauses (i), (ii) or (iii) above is likely to subject the Company or any Subsidiary or ERISA Affiliate to liabilities which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (c) The Company shall furnish you or any other Institutional Holder a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service no later than 45 days after the date such report has been filed with the Internal Revenue Service.

     (d) Promptly upon obtaining knowledge of the occurrence thereof, the Company will give you and each other Institutional Holder notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (iii) the institution of any steps by the Company, any Subsidiary, or any ERISA Affiliate to withdraw from any Plan; (iv) a prohibited transaction in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by the IRS, the Department of Labor or the PBGC with respect to any of the foregoing which, in any of the events specified above, could reasonably be expected to result in a Material Adverse Effect.

     6.9. Compliance with Laws. (a) The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law (including Environmental Laws and the Federal Fair Labor

Standards Act); provided, however, that the Company and its Subsidiaries shall not be required to comply with Requirements of Law (other than Environmental
Laws) the validity or applicability of which are being contested in good faith and by appropriate proceedings and as to which the Company has established adequate reserves on its books.

     (b) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder notice of the institution of any proceedings against the Company or any Subsidiary, or the receipt of notice of any Environmental Claim, which if determined adversely might reasonably be expected to have a Material Adverse Effect.

     6.10. Acquisition of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, will repurchase or offer to repurchase any Notes unless the offer is made to repurchase Notes pro rata from all Noteholders at the same time and on the same terms. The Company shall forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

     6.11. Private Placement Number. The Company consents to the filing of copies of this Agreement with Standard & Poor's Corporation to obtain a private placement number and with the National Association of Insurance Commissioners.

     6.12. Proposed Change of Control. Promptly following the day on which the Company first learns of a proposed Change of Control, the Company shall provide information to each Noteholder regarding the nature and details of such proposed Change of Control.

     6.13.  Notices.  The Company shall promptly notify each Noteholder:

     (a) of the occurrence of any Default or Event of Default and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

     (b) of any matter that has resulted or is likely to result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a contractual obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to each Noteholder a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event: (i) an ERISA Event; (ii) material increase in the Unfunded Pension Liability of any Pension Plan; (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to
Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

     (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries or any material inquiry or objection made by the Independent Auditors.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice hereunder shall describe with particularity any and all clauses or provisions of this Agreement or any Note Document that have been breached or violated.

     6.14. Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.15. Letter Agreement. The Company shall comply with all of the terms of the Letter Agreement on a timely basis.

     6.16.  Further Assurances.

     (a) The Company shall ensure that all written information, exhibits and reports furnished to the Noteholders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Noteholders and correct any defect or error that may be discovered therein or in any Note Document or in the execution, acknowledgment or recordation thereof.

     (b) Promptly upon request by the Noteholders, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments that the Noteholders may reasonably require from time to time in order:

          (i) to carry out more effectively the purposes of this Agreement or any Note Documents,

          (ii) to subject to the Liens created by any Collateral Document any of the properties, rights or interests covered by any Collateral Document,

          (iii) to perfect and maintain the validity, effectiveness and priority of any Collateral Document and the Liens intended to be created thereby, and

          (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to each Noteholder, the rights granted or now or hereafter intended to be granted to the Noteholder under any Note Document or under any other document executed in connection therewith.

     6.17. Most Favored Lender Provision. Concurrently with the furnishing to the Agent or the Banks of any additional benefit (whether in the form of compensation, enhancement, collateral security, covenant, default, or other benefit) not provided to the Purchasers (in any capacity including, without limitation, as purchasers hereunder or as holders of warrants for equity in the Company) as at the date of this Agreement, the Company shall furnish to the Purchasers any and all such additional proportionate benefits pursuant to documentation reasonably acceptable to the Purchasers.

(S)7.  NEGATIVE COVENANTS

     The Company agrees that, for so long as any amount remains unpaid on any
Note:

     7.1. Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth as of the last day of any fiscal quarter of the Company to be less than $103,000,000.

     7.2. Cash Balances. The Company shall not permit its Consolidated Cash Balances as of the last Business Day of each calendar week to be less than $6,000,000.

     7.3. Capital Expenditures. The Company shall not permit its Capital Expenditures during any fiscal quarter of the Company to exceed $16,000,000.

     7.4. Indebtedness. The Company shall not, and will not permit any Subsidiary to, permit to exist, create, assume, incur or otherwise be or become liable for, directly or indirectly, any Indebtedness other than:

     (a)  the Notes;

     (b) Indebtedness of the Company and its Subsidiaries in the form and as existing on the date hereof and described in the attached Annex 7.4;

     (c) additional Indebtedness of the Company or any Subsidiary of $100,000,000 or more incurred in one transaction the Net Proceeds of which are used to make a mandatory prepayment of all of the Notes pursuant to Section 2.2(b); and

     (d)  Indebtedness otherwise permitted by Sections 7.10(c) and 7.18 hereof.

     7.5. Liens. The Company shall not, and shall not permit any Subsidiary to, create, assume, or incur, or permit to exist, directly or indirectly, any Lien upon or with respect to its properties or assets, whether now owned or hereafter acquired except for the following ("Permitted Liens"):

     (a) Liens existing on property of the Company or any Subsidiary on the Closing Date that are described in attached Annex 7.5 securing Indebtedness outstanding on such date;

     (b)  Liens created under the Collateral Documents;

     (c) Liens for taxes, assessments or governmental charges not then due and delinquent or which remain payable without penalty provided that no notice of lien has been filed or recorded under the Code or the validity of which is being contested in good faith and as to which the Company has established adequate reserves on its books;

     (d) Liens arising in connection with court proceedings, or judgment or judicial attachment liens, provided the execution of such Liens is effectively stayed and such Liens are being contested in good faith and as to which the Company has established adequate reserves on its books all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $500,000;

     (e) Protective filings under the Uniform Commercial Code in connection with true leases, defects in title and Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens in the ordinary course of business, which in the aggregate do not materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole or materially impair the value of the property subject thereto for the purpose of such business;

     (f) Liens (i) existing on property at the time of its acquisition by the Company or a Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or such Subsidiary or (ii) existing on property created substantially contemporaneously with the date of acquisition or completion of construction thereof to secure or provide for all or a portion of the purchase price or cost of construction of such property or (iii) existing on property of a corporation at the time such corporation is merged into or consolidated with or is acquired by, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that such Liens do not extend to other property of the Company or any Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed 100% of the lesser of the cost or fair market value (at the time of acquisition or completion of construction) of the property subject thereto; and provided further, that after giving effect to the acquisition of the assets subject to such Liens, no Default or Event of Default would exist;

     (g) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; and

     (h) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation.

     7.6. Restricted Payments. Except as hereinafter provided, the Company shall not and shall not permit any Subsidiary to:

     (a) declare or pay any dividends or distributions, either in cash or property, on any shares of the Company's or any Subsidiary's capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company or such Subsidiary);

     (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of the Company's or any Subsidiary's capital stock of any class or any warrants, rights or options to purchase or acquire any shares of such capital stock;

     (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of the Company's or any Subsidiary's capital stock; or

     (d) Except as otherwise provided for herein, the Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for (by way of defeasance or otherwise) any payment or prepayment of principal of, or premium, if any, on, any Bank Debt or any other Indebtedness; provided, that the Company may continue to make regularly scheduled principal and interest payments on the Bank Debt and any other Indebtedness permitted hereby.

     7.7. Merger or Consolidation. The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with, or into, or sell, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

     (a) any Subsidiary may merge into the Company or another Wholly-Owned Subsidiary so long as the Company or the Wholly-Owned Subsidiary is the surviving corporation; or

     (b) any Subsidiary may sell, transfer, convey, or lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired) to the Company or to another Wholly-Owned Subsidiary; provided, that no consideration is paid by the Company or such Wholly-Owned Subsidiary in exchange for such conveyance.

     7.8.  Sale of Assets.

     The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, lease, assign, convey, transfer or otherwise dispose of any assets or property (including accounts and notes receivable, with or without recourse, and capital stock of a Subsidiary) in one or a series of transactions (other than in the ordinary course of business or as permitted by Section 7.7) except:

          (i) dispositions of inventory (including the sale or licensing of computer software products of the Company or any Subsidiary), or used, worn-out or surplus equipment, all in the ordinary course of business;

          (ii) the sale of not more than $100,000 in the aggregate worth of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (iii) the sale of that certain condominium unit owned by the Borrower the address of which is 195 Harbor Drive, Unit 2802, Chicago, Illinois; and

          (iv) the sale of the sales and customer service assets of the Borrower's Barcelona, Spain office provided the net proceeds therefrom do not exceed U.S. $1,750,000 and are payable in one or more annual installments.

     Notwithstanding anything in the foregoing to the contrary, the Company will not, and will not permit any Subsidiary to, sell or discount any accounts receivable.

     7.7. Disposition of Stock of Subsidiaries. The Company shall not permit any Subsidiary to issue or sell the capital stock of a Subsidiary, or any warrants, rights or options to purchase, or securities convertible into or exchangeable for, such capital stock, to any Person other than the Company or another Wholly-Owned Subsidiary. The Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of (other than to the Company or another Wholly-Owned Subsidiary) any capital stock (including any warrants, rights or options to purchase, or securities convertible into or exchangeable for, capital stock) or Indebtedness of any Subsidiary.

     7.10. Investments. The Company shall not, and shall not permit any Subsidiary to make any Investments, except:

     (a)  Restricted Investments;

     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale, license or lease of goods or services in the ordinary course of business;

     (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries existing on the Closing Date or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries existing on the Closing Date; provided, that (i) all such extensions of credit are evidenced by Intercompany Revolving Demand Notes duly executed by the respective Wholly-Owned Subsidiary, (ii) such Intercompany Notes are delivered to the Agent in accordance with the Pledge Agreement (Stock and Intercompany Notes) and (iii) the aggregate principal dollar equivalent amount of such extensions of credit to all Wholly-Owned Subsidiaries shall not exceed at any time $67,000,000;

     (d) at any time following delivery by the Company of the financial statements required pursuant to Section 6.6(a) with respect to the Company's fiscal quarter ending January 31, 1997, Investments in the equity of any Person organized under the laws of the United States or the laws of any State therein; provided, that (i) all of the consideration for such Investments shall consist of equity securities of the Company, (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (iii) the Company shall deliver to the Noteholders a pro forma Compliance Certificate dated as of the last day of the most recent fiscal quarter for which the Company has delivered to the Noteholders the financial statements pursuant to Section 6.6(a) showing that if such Investment had occurred on the last day of such fiscal quarter no Default or Event of Default would have resulted therefrom;

     (e) capital contributions by the Company in any of its Subsidiaries consisting of the reclassification of amounts owed by any such Subsidiary to the Company to the extent necessary to maintain such Subsidiary in compliance with all minimum capitalization requirements under the laws of the jurisdiction where such Subsidiary is incorporated or is qualified to do business; and

     (f) the creation of Subsidiaries organized under the laws of the United States or the laws of any State therein to undertake acquisitions permitted by
Section 7.11 or this Section 7.10(d); provided, that the net capital Investment by the Company in any such Subsidiary shall not exceed $25,000.

     7.11. Asset Acquisitions. The Company shall not, and shall not suffer or permit any Subsidiary to, purchase or otherwise acquire assets except in the ordinary course of business; provided, that at any time following delivery by the Company of the financial statements required pursuant to Section 6.6(a) with respect to the Company's fiscal quarter ending January 31, 1997, acquisitions of assets of any Person; provided, further, that (i) all of the consideration for such acquisition shall consist of equity securities of the Company, (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (iii) the Company shall deliver to the Noteholders a pro forma Compliance Certificate dated as of the most recent fiscal quarter for which the Company has delivered to the Noteholders the financial statements pursuant to Section 6.6(a) showing that if such acquisition had occurred on the last day of such fiscal quarter no Default or Event of Default would have resulted therefrom.

     7.12. Deposit Accounts. The Company shall not create, establish or maintain for its account (whether held in the name of the Company or through its designee) any deposit accounts, bank accounts, brokerage accounts or other investment accounts in the United States except for those accounts set forth on Annex 3.1(x).

     7.13. ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.14. Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

     7.15. Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business as presently conducted and on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     7.16. Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any new business if, as a result thereof, the general nature of the business then to be engaged in by the Company and its Subsidiaries, taken as a whole, would be substantially different from the general nature of the businesses engaged in by the Company and its Subsidiaries as of the Closing Date.

     7.17. Capital. The Company shall not and shall not permit any Subsidiary to issue or sell any capital stock of the Company or any Subsidiary or any warrants, rights or options to purchase, or securities convertible into or exchangeable for such capital stock (collectively, an "Offering") unless such Offering yields proceeds to the Company or the Subsidiary of $100,000,000 or more and such proceeds are used to make a mandatory prepayment of all of the Notes pursuant to Section 2.2(b) or the Warrants or as permitted pursuant to
Section 7.10(d) hereof or pursuant to employee benefit plans previously entered into in the ordinary course of business covering not more than five percent of the outstanding common stock on a fully diluted basis.

     7.18. Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except;

     (a) endorsements for collection or deposit in the ordinary course of business;

     (b) Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions, involving an aggregate notional Dollar Equivalent amount not exceeding $35,000,000 at any one time outstanding.

     7.19. Operating Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any operating lease obligations for the payment of rent for any property under lease or agreement to lease, except for:

     (a) operating leases of the Borrower and of Subsidiaries in existence on the Closing Date and any renewal or extension thereof; and

     (b) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business; provided, that on the date upon which such operating lease is entered into and after giving effect thereto the aggregate Rentals for all operating leases of the Borrower and its Subsidiaries due within any twelve month period succeeding such date shall not exceed at any time $26,400,000.

(S)8. EVENTS OF DEFAULT AND REMEDIES THEREFOR(S)

     8.1. Nature of Events. An "Event of Default" shall exist if any one or more of the following occurs:

     (a) The Company fails to pay when and as required to be paid herein, any amount of principal of any of the Notes or the Make-Whole Amount thereon, if any;

     (b) The Company fails to pay within five (5) days after the same becomes due, any interest, fee, or other amount payable on any of the Notes or under this Agreement or any Note Document;

     (c) An Event of Default as defined in the Credit Agreement occurs and is continuing;

     (d) The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

     (e) Any default in the observance of any covenant or agreement contained in Sections 7.1 through 7.19 or Section 8.7;

     (f) Any default in the observance or performance of any other term or covenant contained in this Agreement or any Note Document, which is not remedied within 20 days following the earlier to occur of (i) the day on which a Responsible Officer of the Company knew or reasonably should have known of such default or (ii) the day on which written notice thereof is given to the Company by any Noteholder;

     (g) Any representation or warranty made by the Company or any Subsidiary in this Agreement or in any Note Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, provided at any time in connection with the issuance of the Notes or pursuant to this Agreement, or in or under any Note Document, is incorrect in any material respect on or as of the date made or deemed made;

     (h) Any judgment, writ or warrant of attachment or any similar process or any settlement in an aggregate amount in excess of $250,000 shall be entered or filed against or agreed to by the Company or any Subsidiary or against any property or assets of either or any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect and any of the foregoing shall remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 15 Business Days after entry thereof or agreement thereto;

     (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000, the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000, or the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000;

     (j)   There occurs any Change of Control;

     (k) Any material provision of any Note Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

     (l) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material item of Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

     (m)   The Company or any Subsidiary shall:

           (i) generally not pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due;

           (ii) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code, or any similar (domestic or foreign) applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"); file an answer or other pleading admitting or failing to deny the material allegations of such a petition; fail to file, within the time allowed for such purpose, an answer or other pleading denying or otherwise controverting the material allegations of such a petition; or file an answer or other pleading seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

           (iii) make an assignment of all or a substantial part of its property for the benefit of its creditors;

           (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

           (v)   be finally adjudicated a bankrupt or insolvent;

           (vi) be subject to the entry of a court order, which shall not be vacated, set aside or stayed within 60 days from the date of entry, (A) appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or (B) for relief pursuant to an involuntary case brought under, or effecting an arrangement in, bankruptcy or (C) for a reorganization pursuant to the Bankruptcy Laws or (D) for any other judicial modification or alteration of the rights of creditors; or

           (vii) be subject to the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

     8.2. Remedies on Default. When any Event of Default described in paragraphs (a) through (l) of Section 8.1 has occurred and is continuing, the Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company, declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law), all interest accrued on all Notes to be, and such Notes shall thereupon become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and exercise all rights and remedies available to it under this Agreement, the Note Documents, or applicable law. Notwithstanding the foregoing, when any Event of Default described in paragraphs (a) or (b) of Section 8.1 has occurred and is continuing, (i) any Noteholder may by notice to the Company declare the entire principal, together with the Make-Whole Amount (to the extent permitted by law), and all interest accrued on the Notes then held by such Noteholder to be, and such Notes shall thereupon become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and (ii) where any Event of Default described in paragraph (m) of Section 8.1 has occurred, then the entire principal, together with the Make-Whole Amount (to the extent permitted by law) and all interest accrued on all outstanding Notes shall immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. Upon the Notes or any of them becoming due and payable as aforesaid, the Company will forthwith pay to the Noteholders of such Notes the entire principal of and interest accrued on such Notes, plus the Make-Whole Amount which shall be calculated on the Determination Date.

     8.3. Annulment of Acceleration of Notes. The provisions of Section 8.2 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (l) inclusive, of Section 8.1, the Noteholder or Noteholders of 70% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 8.2) shall have been duly paid and (iii) each and every Default or Event of Default shall have been cured or waived; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

     8.4. Other Remedies. If any Event of Default shall be continuing, any Noteholder may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such Noteholder and any of its other legal or equitable rights. During the continuance of an Event of Default, the Noteholders shall have all rights as set forth in and subject to the Collateral Agency Agreement and the Note Documents.

     8.5. Conduct No Waiver; Collection Expenses. No course of dealing on the part of any Noteholder, nor any delay or failure on the part of any Noteholder to exercise any of its rights, remedies, powers or privileges hereunder or under any Note Documents, nor any single or partial exercise of any right, remedy, power, or privilege hereunder or under any Note Documents shall operate as a waiver of such rights or otherwise preclude or prejudice such Noteholder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, or the interest on, any Note, or fails to comply with any other provision of this Agreement or under any Note Documents the Company will pay to each Noteholder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such Noteholders in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

     8.6. Remedies Cumulative. No rights or remedies provided for in this Agreement or the Note Documents are intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right, power, privilege, or remedy given under this Agreement or the Note Documents or now or hereafter existing as provided by law or in equity, or under any other instrument, document, or agreement now existing or hereafter arising. Every right and remedy given by this Agreement and the Note Documents as provided by law or in equity, or under any other instrument, document, or agreement now existing or hereafter arising to any Noteholder may be exercised from time to time and as often as may be deemed expedient by such Noteholder, as the case may be.

     8.7. Notice of Default. With respect to Defaults, Events of Default or claimed defaults, the Company shall give the following notices:

     (a) The Company promptly, but in any event within 5 days after the day on which an executive officer of the Company first obtains knowledge thereof, shall furnish to each Noteholder written notice of the occurrence of a Default or an Event of Default. Such notice shall specify the nature of such default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

     (b) If the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company shall forthwith give written notice thereof to each Noteholder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.


(S) AMENDMENTS, WAIVERS AND CONSENTS

     9.1. Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Noteholder or Noteholders of at least 70% in aggregate principal amount of outstanding Notes; provided, however, that, without the written consent of the Noteholder or Noteholders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will (i) change the time of payment (including any required prepayment) of the principal of or the interest on any Note, (ii) reduce the principal amount thereof or the premium, if any, or change the rate of interest thereon, (iii) change any provision of any instrument affecting the preferences between Noteholders or between the Noteholders and other creditors of the Company, or (iv) change any of the provisions of Section 8.2, Section 8.3 or this Section 9.

     For the purpose of determining whether Noteholders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

     9.2. Automatic Amendments. In the event that (i) any Person to whom the Company or any Subsidiary is indebted has previously or shall hereafter impose upon the Company or any Subsidiary any additional or more restrictive covenant or obligation than is imposed upon the Company or any Subsidiary by this Agreement or (ii) the Company or any Subsidiary has granted or hereafter grants to any such Person an additional or more favorable covenant or right than exists under this Agreement, this Agreement shall be deemed to be amended automatically to incorporate such additional or more restrictive right, obligation or covenant, and the Company shall promptly so notify each Noteholder and provide a copy thereof to each Noteholder; provided, however, that any subsequent waiver, release, or relaxation of any such covenant or obligation by such Person shall not impact this Agreement.

     9.3. Solicitation of Noteholders. The Company shall not, directly or indirectly, solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement, the Note Documents or the Notes unless each Noteholder (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each Noteholder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the Noteholder or Noteholders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Noteholder as consideration for or as an inducement to the entering into by any Noteholder of any waiver or amendment of any of the terms and provisions of this Agreement or the Note Documents unless such remuneration is concurrently paid, on the same terms, ratably to each Noteholder of the then outstanding Notes.

     9.4. Binding Effect. Subject to the last sentence of this Section 9.4, any amendment or waiver shall apply equally to all Noteholders and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto. Any consent made by a Noteholder that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate thereof and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such Noteholder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Noteholders that were acquired under the same or similar conditions) shall be void and of no force and effect retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such Noteholder.

(S)10.  FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT

     10.1. Form of Notes. Each Note delivered under this Agreement will be in the form of one fully registered Note in the form attached as Exhibit A. The Notes are issuable only in fully registered form and in denominations of at least $100,000 (or the remaining outstanding balance thereof, if less than $100,000).

     10.2. Note Register. The Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the Noteholders, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 10.

     10.3. Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 11.2, the Company shall execute and deliver, at its expense, one or more new Notes of the same series of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing. The Company may condition its issuance of any new Note in connection with a transfer by any Person on compliance with Section 3.2, by Institutional Holders on compliance with Section 2.5 and on the payment to the Company of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

     10.4. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the Noteholder thereof, will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by you or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of such loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.


(S)11.  MISCELLANEOUS

     11.1. Expenses. Whether or not the purchase of Notes herein contemplated shall be consummated, the Company agrees to pay directly within five (5) Business Days after demand all reasonable expenses in connection with the development, preparation, execution, administration and delivery of this Agreement and the Note Documents and the transactions contemplated by this Agreement, including, but not limited to, out-of-pocket expenses, filing fees of Standard & Poor's Corporation in connection with obtaining a private placement number, charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses (including reasonable Attorney Costs) relating to any amendments, supplements, modifications, waivers or consents in connection with this Agreement, the Notes or the Note Documents, including, but not limited to, any such amendments, supplements, modifications, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement, the Notes or the Note Documents or in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the Notes, the Note Documents or the Collateral Agency Agreement. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this Section 11.1 shall survive the retirement of the Notes.

     11.2. Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, in the case of the Company, to the address or facsimile number set forth on its signature page hereto and, in the case of the Noteholders, to the address or facsimile number specified for notices on
Schedule I; or, as directed to the Company or the Noteholders, to such other address as shall be designated by such party in a written notice to the other parties.

     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Section 2 shall not be effective until actually received by the Noteholders.

     (c) Any agreement of the Noteholders herein to receive certain notices by facsimile is solely for the convenience and at the request of the Company. The Noteholders shall be entitled to rely on the authority of any Person purporting to be a Person previously authorized by the Company to give such notice and the Noteholders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Noteholders in reliance upon such facsimile notice. The obligation of the Company to repay the Notes shall not be affected in any way or to any extent by any failure by any Noteholder to receive written confirmation of any facsimile notice or the receipt by any Noteholder of a confirmation which is at variance with the terms understood by any Noteholder to be contained in the facsimile notice.

     11.3. Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed,

(ii) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

     11.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Noteholder.

     11.5. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     11.6. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11.7. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 11.3.

     11.8. Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Company herein and in any Note Document and in any certificates delivered pursuant to this Agreement or any Note Document, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf and (ii) shall survive the delivery of this Agreement and the Notes.

     11.9. Integration and Severability. This Agreement, the Notes and the Note Documents embody the entire agreement and understanding between you and the Company, and supersede all prior or contemporaneous agreements and understandings, verbal or written, relating to the subject matter hereof (except the Letter Agreement and the waivers under the Outstanding Agreement). In case any one or more of the provisions contained in this Agreement, any Note Documents or in any Note, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement, the Note Documents and in any Note, and any other application thereof, shall not in any way be affected or impaired thereby.

     11.10. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold each Noteholder and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Notes) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, the Notes, or the Note Documents or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to liabilities resulting solely from the gross negligence or willful misfeasance or nonfeasance of such Indemnified Person. The agreements in this Section shall survive payment of all other Notes.

     11.11. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company and the Noteholders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or the Note Documents.

     IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.

                              SYSTEM SOFTWARE
                                ASSOCIATES, INC.


                              By: /s/ Joseph J. Skadra
                                  --------------------------
                              Name: Joseph J. Skadra
                                    ------------------------
                              Title: Chief Financial Officer
                                     -----------------------


                              PRINCIPAL MUTUAL LIFE
                                INSURANCE COMPANY


                              By: /s/ John D. Cleavenger
                                  --------------------------
                              Name: John D. Cleavenger
                                    ------------------------

                              By: /s/ Kent T. Kelsey
                                  --------------------------
                              Name: Kent T. Kelsey
                                    ------------------------
                                   Authorized Signatories


                              MASSACHUSETTS MUTUAL LIFE
                              INSURANCE COMPANY


                              By: /s/ Mark A. Ahmed
                                  --------------------------
                              Name: Mark A. Ahmed
                                    ------------------------
                              Title: Managing Director
                                     -----------------------

                                   SCHEDULE I
                                   ----------

                   PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED
                   -----------------------------------------

                                        Principal Amount of Notes
                                        -------------------------
Name and Address of Noteholder
------------------------------
Principal Mutual Life Insurance                 $17,500,000
 Company
711 High Street
Des Moines, Iowa 50392-0800
Attention: Investment Department --
           Securities Division


Address for all communications is as above, except notices of payment and written confirmations of wire or inter-bank transfers, which shall be addressed to:

          Principal Mutual Life Insurance
            Company
          711 High Street
          Des Moines, Iowa  50392-0810
          Attn: Investment Department -
                Accounting and Treasury

All payments are to be by bank wire transfer of immediately available funds to:

         Norwest Bank Iowa, N.A.
         7th & Walnut Streets
         Des Moines, Iowa  50309
         Account No. 014752

     Each wire transfer shall identify such payment as "System Software Associates, Inc., Senior Notes" and specify the amount of principal, interest and/or Make Whole Amount and the due date of the payment being made.

Taxpayer ID # 42-0127290

                                   SCHEDULE I
                                   ----------

                   PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED
                   -----------------------------------------

                                       Principal Amount of Notes
                                       -------------------------
Name and Address of Noteholder
------------------------------
Massachusetts Mutual Life                      $8,500,000
 Insurance Company
1295 State Street
Springfield, MA  01111
Attention: Securities Investment Division


Address for all communications is as above, except notices of payment and written confirmations of wire or inter-bank transfers, which shall be addressed to:

          Massachusetts Mutual Life
           Insurance Company
          1295 State Street
          Springfield, MA  01111
          Attention: Securities Custody and
                     Collection Department, E381


All payments are to be by bank wire transfer of immediately available funds to:

                 Chemical Bank
                 ABA No. 021-000128
                 Institutional Client Services
                 4 New York Plaza - 4th Floor
                 New York, NY  10004-2413
                 Account No. 325-009-317


     Each wire transfer shall identify such payment as "System Software Associates, Inc. Senior Notes" and specify the amount of principal, interest and/or Make-Whole Amount and the due date of the payment being made.

Taxpayer ID # 04-159-0850

                                                                       EXHIBIT A
                                                                       ---------


                        SYSTEM SOFTWARE ASSOCIATES, INC.


                                  SENIOR NOTE

                              Due November 1, 1997

                                 _____________


          THIS NOTE MAY BE SUBJECT TO A HOME OFFICE PAYMENT AGREEMENT AND ACCORDINGLY ANY PROSPECTIVE NOTEHOLDER SHOULD FIRST VERIFY THE UNPAID PRINCIPAL AMOUNT WITH THE COMPANY.

                                 _____________


Registered Note No. R-____  February ___, 1997
$____________________


          SYSTEM SOFTWARE ASSOCIATES, INC., a Delaware corporation (the
"Company), for value received, promises to pay to                      or
registered assigns, on November 1, 1997, the principal amount of
Million Dollars ($          ) plus the Make-Whole Amount, if any, and to pay
interest (computed on the basis of a 365-day year) on the principal amount from time to time remaining unpaid hereon at the Base Rate from time to time in effect plus one percent (1%) per annum from the date hereof until maturity, payable monthly on the fifteenth (15th) day of each month, commencing March 15, 1997, and at maturity, and to pay interest on overdue principal, Make-Whole Amount and (to the extent legally enforceable) on any overdue installment of interest at the Base Rate from time to time in effect plus three percent (3%) per annum until paid. Notwithstanding the foregoing, this Note shall bear interest in accordance with the terms of the Letter Agreement. Payments of the principal of, the Make-Whole Amount, if any, and interest on this Note shall be made in lawful money of the United States of America in the manner and at the place provided in Section 2.5 of the Note Agreement hereinafter defined.

          This Note is issued under and pursuant to the terms and provisions of the Amended and Restated Note Agreement, dated as of February 28, 1997, entered into by the Company with the Noteholders named in Schedule I thereto (the "Note Agreement"), and this Note and any holder hereof are entitled to all of the benefits provided for by such Note Agreement or referred to therein. Reference is made to the Note Agreement for a statement of such benefits and definitions of terms used herein.

     This Note is secured by and entitled to the benefits of the Collateral Documents.

     As provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder hereof or its attorney duly authorized in writing, a new Note for a like unpaid principal amount will be issued to, and registered in the name of, the transferee upon the payment of the taxes or other governmental charges, if any, that may be imposed in connection therewith. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     This Note may be declared due prior to its expressed maturity date, voluntary prepayments may be made hereon and certain mandatory prepayments and offers to prepay are required to be made all in the events, on the terms and in the manner as provided in the Note Agreement. Such prepayments include optional and mandatory prepayments with a Make-Whole Amount.

     Should the Indebtedness represented by this Note or any part thereof be collected in any proceeding provided for in the Note Agreement or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, Make-Whole Amount, if any, and interest due and payable hereon, all costs of collecting this Note, including reasonable attorneys' fees and expenses.

     This Note and the Note Agreement are governed by and construed in accordance with the laws of the State of Illinois.


                                    SYSTEM SOFTWARE
                                     ASSOCIATES, INC.


                                    By:___________________

                                    Its:__________________